Exhibit 99

NEWS RELEASE
April 28, 2023
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS
1Q 2023 Net Income of $18.6 million
Solid Credit Quality, Strong Capital Base and Ample Liquidity

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported first quarter 2023 net income of $18.6 million, compared to $17.9 million in the fourth quarter of 2022 and $23.9 million in the first quarter of 2022.
“The bank delivered solid results for the quarter, growing net income over the previous quarter to $18.6 million,” said Ann Teranishi, president and chief executive officer of ASB. “Although we’ve seen a few mainland banks experience challenges in recent months, our capital levels remain strong, well above regulatory required levels, and we continue to maintain ample access to liquidity totaling more than $3 billion, or nearly three times the amount of uninsured deposits. We have a strong and resilient deposit franchise, with 86% of deposits from our retail customers, and with 85% of our total deposits F.D.I.C. insured or fully collateralized,” said Teranishi.
Financial Highlights
First quarter 2023 net interest income was $64.9 million compared to $66.1 million in the linked quarter and $59.0 million in the first quarter of 2022. The lower net interest income compared to the linked quarter was primarily due to higher interest expense due to higher funding costs, partially offset by higher interest and dividend income. The higher net interest income compared to the prior year quarter was primarily due to higher interest and dividend income, partially offset by higher interest expense. Net interest margin for the first quarter of 2023 was 2.85% compared to 2.91% in the linked quarter and 2.79% in the first quarter of 2022.

The first quarter 2023 provision for credit losses was $1.2 million compared to $2.7 million in the linked quarter and a negative provision for credit losses of $3.3 million in the first quarter of 2022. As of March 31, 2023, ASB’s allowance for credit losses to outstanding loans was 1.18% compared to 1.21% as of December 31, 2022 and 1.30% as of March 31, 2022.
The net charge-off ratio for the first quarter of 2023 was 0.14%, compared to 0.06% in the linked quarter and 0.01% in the first quarter of 2022. Nonaccrual loans as a percentage of total loans receivable held for investment were 0.24%, compared to 0.28% in the linked quarter and 0.72% in the prior year quarter.
Noninterest income was $14.4 million in the first quarter of 2023 compared to $15.3 million in the linked quarter and $16.1 million in the first quarter of 2022. The decrease compared to the linked quarter was primarily due to a gain on sale of real estate recognized in the linked quarter, and lower bank-owned life insurance (BOLI) income. The decrease compared to the prior year quarter was primarily due to a gain on sale of real estate recognized in the prior year quarter, lower mortgage banking income and lower fees from other financial services, partially offset by higher BOLI income.
Noninterest expense was $54.4 million compared to $56.1 million in the linked quarter and $48.2 million in the first quarter of 2022. The decrease compared to the linked quarter was primarily due to lower occupancy costs due to branch termination costs in the linked quarter, partially offset by higher data processing costs. The increase compared to the prior year quarter was primarily due to higher compensation and benefits expenses.
Total loans were $6.1 billion as of March 31, 2023, up 1% from December 31, 2022, reflecting growth across most of the portfolio.
Total deposits were $8.2 billion as of March 31, 2023, an increase of 0.75% from December 31, 2022. Core deposits declined 2.26% from December 31, 2022 while certificates of deposits increased 37.9%. For the first quarter of 2023, the average cost of funds was 0.66%, up 28 basis points versus the linked quarter and up 61 basis points versus the prior year quarter.
Wholesale funding totaled $680.7 million in the first quarter, down $14.4 million from $695.1 million in the fourth quarter of 2022.
For the first quarter of 2023, return on average equity was 15.5%, compared to 15.7% in the linked quarter and 13.7% in the first quarter of 2022. Return on average assets was 0.78% for the first quarter of 2023, compared to 0.76% in the linked quarter and 1.04% in the prior year quarter.

In the first quarter of 2023, ASB paid dividends of $14.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.7% as of March 31, 2023.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2023 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its first quarter 2023 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the first quarter 2023.
HEI plans to announce its first quarter 2023 consolidated financial results on Tuesday, May 9, 2023 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2023 guidance.
To listen to the conference call, dial 1-833-470-1428 (U.S.) or +1-929-526-1599 (international) and enter passcode 795993. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through May 23, 2023. To access the audio replay, dial 1-929-458-6194 (U.S.) or +(44)-204-525-0658 (international) and enter passcode 328950.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the

PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2022 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. ###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Interest and dividend income
Interest and fees on loans	$64,842	$60,331	$46,005
Interest and dividends on investment securities	14,637	14,315	13,984
Total interest and dividend income	79,479	74,646	59,989
Interest expense
Interest on deposit liabilities	6,837	3,755	947
Interest on other borrowings	7,721	4,775	5
Total interest expense	14,558	8,530	952
Net interest income	64,921	66,116	59,037
Provision for credit losses	1,175	2,729	(3,263)
Net interest income after provision for credit losses	63,746	63,387	62,300
Noninterest income
Fees from other financial services	4,679	4,764	5,587
Fee income on deposit liabilities	4,599	4,640	4,691
Fee income on other financial products	2,744	2,628	2,718
Bank-owned life insurance	1,425	1,872	681
Mortgage banking income	130	62	1,077
Gain on sale of real estate	—	776	1,002
Other income, net	801	606	372
Total noninterest income	14,378	15,348	16,128
Noninterest expense
Compensation and employee benefits	30,204	30,361	27,215
Occupancy	5,588	7,030	5,952
Data processing	5,012	4,537	4,151
Services	2,595	2,967	2,439
Equipment	2,646	2,937	2,329
Office supplies, printing and postage	1,165	1,142	1,060
Marketing	1,016	1,091	1,018
FDIC insurance	1,077	978	808
Other expense	5,114	5,056	3,241
Total noninterest expense	54,417	56,099	48,213
Income before income taxes	23,707	22,636	30,215
Income taxes	5,145	4,739	6,345
Net income	$18,562	$17,897	$23,870
Comprehensive income (loss)	$36,992	$29,282	$(98,571)
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.78	0.76	1.04
Return on average equity	15.51	15.73	13.70
Return on average tangible common equity	18.73	19.20	15.53
Net interest margin	2.85	2.91	2.79
Efficiency ratio	68.62	68.86	64.14
Net charge-offs to average loans outstanding	0.14	0.06	0.01
As of period end
Nonaccrual loans to loans receivable held for investment	0.24	0.28	0.72
Allowance for credit losses to loans outstanding	1.18	1.21	1.30
Tangible common equity to tangible assets	4.3	4.1	5.8
Tier-1 leverage ratio	7.7	7.8	7.8
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$10.0	$15.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2023		December 31, 2022
Assets
Cash and due from banks		$138,742		$153,042
Interest-bearing deposits		44,315		3,107
Cash and cash equivalents		183,057		156,149
Investment securities
Available-for-sale, at fair value		1,419,755		1,429,667
Held-to-maturity, at amortized cost		1,238,185		1,251,747
Stock in Federal Home Loan Bank, at cost		10,000		26,560
Loans held for investment		6,059,354		5,978,906
Allowance for credit losses		(71,296)		(72,216)
Net loans		5,988,058		5,906,690
Loans held for sale, at lower of cost or fair value		660		824
Other		688,165		692,143
Goodwill		82,190		82,190
Total assets		$9,610,070		$9,545,970
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,769,789		$2,811,077
Deposit liabilities–interest-bearing		5,460,812		5,358,619
Other borrowings		680,690		695,120
Other		206,317		212,269
Total liabilities		9,117,608		9,077,085
Common stock		1		1
Additional paid-in capital		356,391		355,806
Retained earnings		454,255		449,693
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(308,622)		$(328,904)
Retirement benefit plans	(9,563)	(318,185)	(7,711)	(336,615)
Total shareholder’s equity		492,462		468,885
Total liabilities and shareholder’s equity		$9,610,070		$9,545,970

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.